Exhibit 99.1
News Release
Cash Systems, Inc. Announces Multi-Year Contract Renewal with Seminole Casinos in Florida
LAS VEGAS—(BUSINESS WIRE)—Dec. 19, 2006—Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced a multi-year contract renewal to provide ATM, check cashing and cash advance services at all seven of the gaming facilities owned by the Seminole Tribe of Florida.
The Seminole Tribe of Florida, together with Seminole Gaming, own and operate seven gaming facilities in Florida. Seminole Hard Rock Hotel and Casino located in Hollywood, Florida, is an 86-acre resort featuring a 130,000-square-foot casino, with over 2,000 gaming machines and 65 tables. Seminole Hard Rock Hotel and Casino located in Tampa, Florida, features a 90,000-square-foot casino, with over 2,200 gaming devices and 50 tables and is the only gaming facility located in the northern portion of the state.
Additionally, under the Seminole Casino brand, the Seminole Tribe has gaming facilities located in Coconut Creek, Immokalee, Brighton, Big Cypress and Hollywood, Florida, featuring over 150,000 square feet of gaming with over 2,500 gaming devices, 60+ tables and 1,500+ seats for bingo.
Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems, stated, “The Seminole Tribe of Florida and Seminole Gaming understand the value of our products and exceptional service. With the increase in competition in the Florida gaming market, the Seminole Tribe of Florida wanted to assure that the level of customer satisfaction was not only maintained but taken to the next level. This contract renewal is further evidence of our ongoing commitment to provide the highest level of customer service and products designed specifically for the gaming environment. We continue to be the industry innovator through the introduction of new products and services that enhance our customers’ profitability.”
Jim Allen, Chief Executive Officer of Seminole Gaming, stated, “We chose to renew our relationship with Cash Systems for a variety reasons. Importantly, the service that Cash Systems has consistently provided to our facilities and our customers has been superior. As the operator of the premier gaming facilities in Florida, we want to continue to provide the most comfortable and exciting gaming experience for our customers. Cash Systems provides us with the products and services to meet our customers’ high expectations.”
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
CONTACT: Integrated Corporate Relations
      Don Duffy/Brian Prenoveau, 203-682-8200
SOURCE: Cash Systems, Inc.